TRICO MARINE SERVICES, INC.
                                             EXHIBIT 11.1
                                 COMPUTATION OF EARNINGS PER SHARE
                        (In thousands, except share and per share amount

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

                                          Three Months Ended      Six Months Ended
                                                June 30,               June 30,
                                          ____________________   __________________
                                             1996       1995       1996       1995
                                           ________   ________    ________  _________
  Net income (loss) before
       extraordinary item                  1,618       (703)       1,982     (1,374)

  Extraordinary item, net of taxes          (917)        -          (917)        -
                                          ___________ __________ ___________ _________

  Net income (loss)                          701       (703)       1,065     (1,374)
                                          =========== ========== =========== =========


  Computation of weighted  average
       number of shares outstanding:

            Issued :  6,811,439

            Weighted average shares
              outstanding               4,952,049    3,051,339   4,001,694   3,049,689

            Add: Incremental shares
                 applicable to stock
                 options based on the
                 Treasury Stock method
                 using average market
                 price                    631,699         -        543,574         -
                                        ___________ __________ ___________ ____________

            Weighted average common shares
                 and equivalents
                 outstanding            5,583,748    3,051,339   4,545,268   3,049,689
                                       ============ =========== =========== ===========



  Earnings per common share and
       equivalent outstanding:

            Income (loss) before
             extraordinary item          $   0.29   $  (0.23)    $   0.44   $  (0.45)

            Extraordinary item              (0.16)        -         (0.21)        -
                                         ___________ __________ ___________ _________

            Net income (loss)            $   0.13   $  (0.23)    $   0.23   $  (0.45)
                                         ========== =========== =========== =========
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